CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-172367, 333-180138 and 333-183601 in Form S-8 of our report dated March 17, 2014, relating to the financial statements of Mass Hysteria Entertainment Company, Inc., which appear in this Annual Report on Form 10-K/a of Mass Hysteria Entertainment Company, Inc. for the year ended November 30, 2013.

dbbmckennon
Newport Beach, California

Dated: April 14, 2014